Exhibit 99.1

Flash Sports & Media Holdings Provides Corporate Update on OTC Trading, OTCQB Application and Nasdaq Hearing

Common stock commenced trading on OTCID under FLZH; OTCQB application pending; Nasdaq continued listing hearing scheduled for October 6, 2026

NEW YORK, September 28, 2026 / GlobeNewswire / Flash Sports & Media Holdings, Inc. (the “Company”) today provided an update regarding the trading of its common stock, its application to the OTCQB market, its upcoming Nasdaq continued listing hearing, and the status of its 2026 annual meeting of stockholders.

OTC Trading and OTCQB Application

On Friday, September 25, 2026, the Company’s common stock commenced trading on the OTCID market under the symbol “FLZH.” The Company has also filed an application for quotation on the OTCQB market, which is currently pending.

Nasdaq Continued Listing Hearing

As previously reported, the Nasdaq Hearings Panel has scheduled the Company’s continued listing hearing for October 6, 2026. The Company will provide shareholders with an update regarding the outcome of the hearing in a subsequent filing.

2026 Annual Meeting

The Company’s 2026 annual meeting of stockholders, previously scheduled for September 28, 2026, has been cancelled. The Company will provide updated information regarding the rescheduling of the annual meeting in a subsequent filing.

About Flash Sports & Media Holdings, Inc.

Flash Sports & Media Holdings, Inc. is a sports and media company focused on the development and commercialization of cricket media, league-management, sponsorship and related sports-entertainment opportunities. Through its relationships and operating platforms, the Company is focused on professional cricket properties, media and broadcast opportunities, sponsorships, league operations and related commercial initiatives.

Investor Relations Contact

Investors@flashsm.com

Company Websites

https://flashsportsandmedia.com
https://flashsm.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements include, without limitation, statements regarding the Company’s Nasdaq continued listing hearing and the timing and outcome of that process; the Company’s pending OTCQB application; the rescheduling of the Company’s 2026 annual meeting of stockholders; and the Company’s future plans and business strategy. These forward-looking statements are based on current expectations, estimates and assumptions and involve known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, without limitation, Nasdaq and OTC trading matters, the Company’s ability to satisfy applicable listing or quotation requirements, market conditions, financing needs, liquidity, regulatory matters, and the risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

Source: Flash Sports & Media Holdings, Inc.